Exhibit 99.1

January 18, 2005

Asia Payments Systems Inc. and DFS to Launch Card Processing Solution for New Business Venture in China

The world's largest duty-free retailer: DFS Group will implement Asia Payments' IP-based card processing solution in a 40-terminal installation at its latest venture on Hainan Island in south China early in 2005.

January 18, 2005 (Seattle, WA and Hong Kong) -- Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that DFS has confirmed its intention to use the APAYcard system -- as recently implemented in the Okinawa Galleria store -- in its initial foray into China at the Meilan Airport on Hainan Island. Meilan is the eighth busiest airport in China.

Hainan is commonly referred to as "China's Hawaii" due to its tropical climate and abundance of sandy beaches. This has made Hainan increasingly popular with newly wealthy Chinese and international tourists. Visitor numbers are expected to top 3.5 million in 2005, contributing $446m in earnings to the island. Hainan recently played host to the Miss World beauty pageant and is set to make this an annual event.

The card processing solution is based on Asia Pay's middleware that provides seamless connectivity to banks in China via taking XML messaging from the retail POS system and routing it over IP to the banks.

"The Hainan installation is one of the key steps in our mission in developing credit card solutions for China" said Matt Mecke, President & CEO of Asia Payments. "We are pleased that DFS has shown its faith in our solution following the successful Okinawa Galleria installation in December."

"Asia Payments' IP-based solution allows retailers to be independent of financial organisations and able to go to market for card processing discount rates, and thereby reduce their cost of doing business and add to the bottom line without any customer impact."

About Asia Payment Systems, Inc.
www.asia-pay.com

Asia Pay is a Nevada-incorporated company with offices in Seattle, WA, Beijing and Shenzhen in China, and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place to enable Asia Pay to commence delivering service to clients. In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

About DFS Group
http://www.dfsgalleria.com

DFS is the world's leading duty-free retailer for international travelers seeking high quality, luxury and destination specific merchandise at great value and in innovative shopping environments. Established in 1961, DFS has been offering branded merchandise to travelers to purchase both for themselves and as gifts to take back home at significant savings. DFS today has more than 150 stores in 15 countries throughout Asia and the Pacific Basin, including the West Coast and East Coast of North America.

The primary store formats include DFS Galleria anchor stores, duty-free and general merchandise concessions, boutiques in leading hotels and resorts, and specialty stores. These stores are located downtown in major cities near hotels and restaurants and in major international airports. DFS has approximately 5,000 employees worldwide.

Contacts:
Asia Payment Systems, Inc.	DFS Group Ltd.
Matt Mecke	Craig McKenna
President & CEO	Director Business Development
Tel: +1-866-877-APAY	Tel: +65 6731 7308
Fax: +1-206-470-1150	Fax: +65 6448-3924
ir@asia-pay.com	craig.mckenna@dfs.com